EXHIBIT 99.2

[MGI PHARMA LOGO]

NEWS RELEASE	CONTACT:
Jennifer M. Davis
For Release On	Sr. Manager, Investor Relations
July 14, 2004 at 7:00 am ET	212-697-1976
IR@mgipharma.com

ERIC P. LOUKAS JOINS MGI PHARMA AS

VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

MINNEAPOLIS, July 14, 2004 — MGI PHARMA, INC. (Nasdaq: MOGN), an oncology-focused biopharmaceutical company, today announced that Eric P. Loukas, Esq. has joined the MGI PHARMA management team as vice president, general counsel and corporate secretary. Mr. Loukas was most recently Division Counsel at 3M Pharmaceuticals, a division of 3M Company, where he provided legal and strategic counsel to the global management team of a $1 billion pharmaceutical business.

“I am very pleased to welcome Eric to MGI PHARMA,” stated Lonnie Moulder, president and chief executive officer of MGI PHARMA. “Eric’s legal and pharmaceutical experience makes him well suited to join our senior leadership team, which is focused on orchestrating the continued success of MGI PHARMA.”

Mr. Loukas brings to MGI PHARMA a wealth of experience and knowledge about pharmaceutical and regulatory law. Prior to joining 3M Pharmaceuticals, Mr. Loukas served in various legal, sales, and research and development positions within the pharmaceutical industry. Mr. Loukas received his law degree from The John Marshall Law School, an M.S. in pharmacology from Rutgers University, and a B.A. in Experimental Psychology from The State University of New York at Albany.

About MGI PHARMA

MGI PHARMA, INC. is an oncology-focused biopharmaceutical company that acquires, develops and commercializes proprietary products that address the unmet needs of cancer patients. MGI has a portfolio of proprietary pharmaceuticals, and intends to become a leader in oncology. MGI PHARMA markets Aloxi™ (palonosetron hydrochloride) injection, Salagen® Tablets (pilocarpine hydrochloride) and Hexalen® (altretamine) capsules in the United States. The Company directly markets its products in the U.S. and collaborates with partners in international markets. For more information about MGI PHARMA, please visit the Company’s Web site at www.mgipharma.com.

This news release contains certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. These forward-looking statements are not guarantees of MGI PHARMA’s future performance and involve a number of risks and uncertainties that may cause actual results to differ materially from the results discussed in these statements. Factors that might cause the Company’s results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the ability of Aloxi™ injection to compete successfully with other anti nausea and vomiting treatments; continued sales of MGI PHARMA’s other marketed products; development or acquisition of additional products; reliance on contract manufacturing and third party supply; changes in strategic alliances; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including its most recently filed Form 10-Q or 10-K. MGI PHARMA undertakes no duty to update any of these forward-looking statements to conform them to actual results.

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